UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2018

LANNETT COMPANY, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NO. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA  19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Item 2.06                         Material Impairments

Lannett Company, Inc. (the “Company”), is analyzing and exploring various financing and operational courses to improve the Company’s base business, including a focus on nearer term opportunities and an overall strategic shift toward the Company’s core competencies and optimization of its cost structure. In connection therewith, the Company approved a plan in September 2018 to sell the active pharmaceutical ingredient manufacturing and distribution business of its Cody Laboratories subsidiary (the “Cody API business”). As part of its decision, the Company considered (i) the Cody API business’s timeline to profitability, (ii) continuing investment needed to be competitive and (iii) the reduction to the Company’s operating expenses, estimated to be approximately $18 million on an annualized basis, that would result from a sale of the Cody API business. Excluded from the sale will be the manufacturing of the finished dosage form of the Company’s Cocaine Hydrochloride product line.

As a result of the approval of the plan to sell the Cody API business, all of the assets, excluding the Cocaine Hydrochloride product line mentioned above, and all of the liabilities associated with the Cody API business, will be classified as assets and liabilities held for sale on the Company’s Consolidated Balance Sheet as of September 30, 2018, with such assets and liabilities recorded at fair value less costs to sell. As a result of a fair value analysis of the Cody API business, the Company determined that there would be an impairment of the assets held for sale in the estimated range of $27 million to $33 million. This impairment will result in a noncash charge to earnings in the first quarter of fiscal 2019 and has no impact on the Company’s financial covenant leverage ratio.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANNETT COMPANY

By:	/s/ Samuel H. Israel
Chief Legal Officer and General Counsel
Date: October 26, 2018